Exhibit 99.1    PRESS RELEASE

PRESS RELEASE



          PULASKI FINANCIAL ELECTS LEON A. FELMAN TO BOARD OF DIRECTORS


ST. LOUIS, JUNE 29, 2004--Pulaski Financial Corp. (Nasdaq: PULB) today announced that long-time St. Louis businessman Leon A. Felman, 69, has been appointed to the board of directors of both Pulaski Financial and Pulaski Bank. Felman becomes the seventh member of the board and will serve a term ending in January 2005 at the next annual meeting of shareholders.

"We are delighted that Leon Felman accepted our invitation to join the Board of Directors and we look forward to the contribution his significant experience will add to Pulaski's growth plans," said William A. Donius, chairman, president and chief executive officer. "Leon brings a great deal of experience to the company in both the retail and banking businesses and is a very accomplished businessman.

"In addition, Leon has proved to be a truly savvy, sophisticated investor," Donius said. "We believe Leon's skills will serve our shareholder base very well."

Felman, a major stockholder in Pulaski Financial and also a former board member of Allegiant Bancorp, currently serves on the board of directors of Dynex Capital Inc., a real estate investment trust based in Glen Allen, Va. He served on the board of Allegiant Bancorp Inc. of St. Louis for more than 11 years until its acquisition earlier this year. From 1968 to 1999, he was the president and chief executive officer of Sage Systems, Inc., which operated twenty-eight Arby's restaurants in the St. Louis metropolitan area.

While on the Allegiant board, Felman served on the Audit Committee, the Real Estate Committee and chaired both the Nominating and Corporate Governance Committee and the Ethics Committee. Felman is currently managing operating partner of Sage Systems Liquidating Trust, LLC and the managing partner of Felman Family Partnership, LP. He has been a private investor in financial institutions since 1999.

Felman graduated from Carnegie Institute of Technology with a B.S. in Industrial Administration.

Pulaski Financial Corp., operating in its 82nd year through its subsidiary, Pulaski Bank, serves customers throughout the St. Louis and Kansas City metropolitan areas. The bank offers a full line of quality retail banking products through seven full-service banks. The company's website can be accessed at www.pulaskibankstl.com. Visit the shareholder information page for useful and
   ----------------------
comparative data.


For additional information contact:

William A. Donius, President and CEO            Karl Plath or Brian Gately
Pulaski Financial Corp.                         The Investor Relations Company
(314) 878-2210 Ext. 3610                         (847) 296-4200